Heartland Announces Expansion Of Manufacturing And Pre-Delivery Inspection (PDI) Facilities In 2017

COMPANY ADDING MORE THAN 500,000 TOTAL SQUARE FEET OF PRODUCTION AND PDI SPACE TO MEET STRONG DEMAND FOR PRODUCTS

ELKHART, Ind., Feb. 21, 2017 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced that its Heartland subsidiary has announced several building projects continuing through the end of calendar 2017. The new facilities, which are in response to the growing demand for Heartland's travel trailers, fifth wheels and toy haulers, will add over 500,000 square feet of production space to its campuses in Elkhart, Middlebury, and Howe, Indiana, as well as its West Coast operations in Nampa, Idaho.

"We continue to see significant growth in the demand for Heartland's family of travel trailer and fifth wheel brands," stated Chris Hermon, Heartland President. "In response to this demand growth, which has stretched our existing capacity to its limits, we have embarked on a significant expansion plan that will add more than 500,000 square feet of total space in Indiana as well as our West Coast facility in Idaho."

The expansion in Elkhart, Indiana includes three facilities. The first facility, which began operations in November, 2016, is a 78,000 square-foot plant to produce the Road Warrior® and Edge™ toy haulers. The second facility, which is set to open in March, 2017, is a 77,000 square-foot plant that will be used to produce smaller travel trailers under the Terry®, Prowler® and Trail Runner® brands. The third facility will be dedicated to pre-delivery inspection (PDI) for 100% Heartland's products.

"We have greatly improved quality, warranty, and response times to our dealers over the past 24 months, but we are not satisfied. With these expansions in Elkhart, Heartland will be positioned to further improve our quality and service to our dealers and end users," continued Hermon. "The PDI facility will allow for all of Heartland's units to undergo an inspection of stringent pre-delivery conditions that must be passed prior to shipment. This process will allow us to ship units to dealers that are prepared for display on their lots with the level of quality consumers expect."

Additional facilities to be added in Indiana include a 139,000 square-foot towable production facility in Middlebury, Indiana that is expected to begin operation in August, 2017, as well as two buildings to be constructed in Howe, Indiana. The first of these new buildings in Howe is expected to be completed in September, 2017 and will be used to produce Cruiser RV's MPG® and Radiance® laminated travel trailers. The second building in Howe is expected to be completed in early 2018 and will be used to produce Cruiser RV's Shadow Cruiser and Fun Finder® laminated travel trailers.

The Idaho expansion includes the addition of a second production line covering 97,000 square feet for the production of Cruiser RV's Shadow Cruiser™ line and Heartland's Sundance® line of travel trailers. This additional line began operation in January 2017.

"Our products have been hitting the right note with dealers and consumers, resulting in continued strong growth in orders and backlogs," commented Hermon. "As we expand capacity to meet demand, our facilities will have a brand focus and production layout that will enhance our product quality. With these moves, Heartland will be well positioned to meet the already strong, yet still growing demand for its products."

For those interested in applying for one of Heartland RV's new job openings, please visit www.heartlandrvs.com/resources/company/employment.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the impact of rising interest rates on our operating results, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strengthening U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2016 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ending October 31, 2016.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this listing of questions and answers or to reflect any change in our expectations after the date of this listing or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Investors: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com, Media: Steve Lidy, Heartland Marketing, (574) 262-5992, Steve.lidy@heartlandrvs.com